                                                                    EXHIBIT 2.1




                              STOCK SALE AGREEMENT

                                    BETWEEN

                                   KIRO, INC.

                                      AND

                             A. H. BELO CORPORATION


                            DATED NOVEMBER 29, 1994

                               TABLE OF CONTENTS


                                                                                                                    PAGES
                                                                                                                    -----
                                                        ARTICLE I.
                                             STOCK SALE AND TERMS OF PAYMENT

1.1      SALE AND PURCHASE OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.2      EXCLUDED ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.3      LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.4      CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.5      MANNER OF PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.6      ADJUSTMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                                                       ARTICLE II.
                                                       THE CLOSING

2.1      TIME AND PLACE OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.2      DELIVERIES BY SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.3      DELIVERIES BY BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                                                       ARTICLE III.
                                         REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      ORGANIZATION OF SELLER AND SUBSIDIARY; AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.2      CAPITALIZATION OF SUBSIDIARY; OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.3      FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.4      BUSINESS SINCE THE BALANCE SHEET DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.5      NO DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.6      UNDISCLOSED LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.7      CONDITION AND ADEQUACY OF THE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.8      CONTRACTS AND ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.9      TITLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.10     INTANGIBLE PERSONAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.11     LITIGATION AND COMPLIANCE WITH LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.12     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.13     INSTRUMENTS OF CONVEYANCE TO SUBSIDIARY; GOOD TITLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.14     REAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
3.15     ENVIRONMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
3.16     COMPLIANCE WITH FCC REGULATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
3.17     CHANGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
3.18     BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
3.19     LABOR RELATIONS, OSHA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
3.20     INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20




                                                       ARTICLE IV.
                                         REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      ORGANIZATION OF BUYER; AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.2      NO DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.3      BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.4      QUALIFICATIONS AS A BROADCAST LICENSEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.5      ACQUISITION OF SHARES FOR INVESTMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.6      DISCLOSURE OF INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                                                        ARTICLE V.
                                       COVENANTS OF SELLER PENDING THE CLOSING DATE

5.1      MAINTENANCE OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
5.2      GOODWILL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.3      ACCESS TO THE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.4      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.5      CORPORATE ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.6      CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.7      CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.8      CONSUMMATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.9      NOTICE OF PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.10     HSR FILING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.11     CERTIFICATE OF LAND USE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                                                       ARTICLE VI.
                                       COVENANTS OF BUYER PENDING THE CLOSING DATE

6.1      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.2      CORPORATE ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.3      CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.4      CONSUMMATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
6.5      NOTICE OF PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
6.6      HSR FILING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
6.7      TAX RULING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                                                       ARTICLE VII.
                                         CONDITIONS TO THE OBLIGATIONS OF SELLER

7.1      REPRESENTATIONS, WARRANTIES, COVENANTS, RELATED AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .  27
7.2      PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
7.3      HSR APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
7.4      CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28




                                                    ARTICLE VIII.
                                        CONDITIONS TO THE OBLIGATIONS OF BUYER

8.1      REPRESENTATIONS, WARRANTIES, COVENANTS, RELATED AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .  28
8.2      PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
8.3      DAMAGE TO THE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
8.4      HSR APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
8.5      CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
8.6      RETRANSMISSION CONSENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                                                       ARTICLE IX.
                                                     INDEMNIFICATION

9.1      SURVIVAL; LIMITATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
9.2      INDEMNIFICATION OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
9.3      INDEMNIFICATION OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
9.4      NOTICE OF CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
9.5      DEFENSE OF THIRD PARTY CLAIMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                                                        ARTICLE X.
                                                 MISCELLANEOUS PROVISIONS

10.1     RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
10.2     ENVIRONMENTAL REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
10.3     ABANDONMENT OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
10.4     LIABILITIES UPON TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
10.5     EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
10.6     EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
10.7     TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
10.8     LEASE AND EASEMENT AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
10.9     COLLECTION OF SELLER'S ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
10.10    PROMOTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
10.11    FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.12    WAIVER OF COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.13    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
10.14    ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
10.15    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
10.16    COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
10.17    ENTIRE AGREEMENT; AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
10.18    SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SCHEDULES

       SCHEDULE 1.1(A)            -        TANGIBLE PERSONAL PROPERTY
       SCHEDULE 1.1(B)            -        REAL PROPERTY
       SCHEDULE 1.1(C)            -        CONTRACTS
       SCHEDULE 1.1(D)            -        INTANGIBLE PERSONAL PROPERTY
       SCHEDULE 10.6              -        ACTIVE EMPLOYEES
       SCHEDULE 10.10             -        PROMOTIONAL TIME

EXHIBITS

       EXHIBIT 2.2(B)             -        WARRANTY DEED
       EXHIBIT 2.2(H)             -        CROSS RECEIPT
       EXHIBIT 2.2(I)             -        CERTIFICATE OF SECRETARY OF SELLER
       EXHIBIT 2.2(J)             -        BRING DOWN CERTIFICATE OF SELLER
       EXHIBIT 2.3(B)             -        CERTIFICATE OF SECRETARY OF BUYER
       EXHIBIT 2.3(C)             -        BRING DOWN CERTIFICATE OF BUYER

                                   KIRO, INC.
                              STOCK SALE AGREEMENT

         THIS STOCK SALE AGREEMENT ("Agreement") is dated as of November 29, 1994, and is between KIRO, Inc., a Washington corporation having its principal office in Seattle, Washington ("Seller"), and A. H. Belo Corporation, a Delaware corporation having its principal office in Dallas, Texas ("Buyer").

         1. Bonneville Holding Company ("BHC") is the licensee of television station KIRO-TV (the "Station") in Seattle, Washington. The licenses, permits and other authorizations issued to BHC by the Federal Communications Commission (the "FCC") relating to the Station set forth on
Schedule 3.5 to the BHC Asset Sale Agreement, as defined below, hereinafter shall be referred to as the "FCC Authorizations."

         2. Pursuant to an operating agreement with BHC, Seller operates the Station. Seller owns substantially all of the assets of the Station other than the FCC Authorizations and the CBS Agreement, as defined in the BHC Asset Sale Agreement. Seller also operates a programming production business under the name of "Third Avenue Productions" and a direct mail business under the name of "KIRO Direct" and owns the assets used in such businesses.

         3. BHC is also the licensee of radio stations KIRO(AM) and KIRO-FM in Seattle, Washington (KIRO(AM) and KIRO-FM are collectively referred to herein as the "KIRO Radio Stations"). The KIRO Radio Stations are also operated by Seller. The studios and offices of the KIRO Radio Stations are co-located with the studios and offices of the Station.

         4. On or prior to the Closing Date referred to herein, Seller will form a corporation under the laws of the State of Delaware ("Subsidiary") of which Seller will own all of the issued and outstanding shares of capital stock (the "Shares") and into which Seller will contribute certain assets of the Station and of Third Avenue Productions and KIRO Direct (all further references to the "Station" herein shall be deemed to include Third Avenue Productions and KIRO Direct).

         5. Seller desires to sell and Buyer desires to purchase all of the Shares.

         6. Pursuant to that certain Bonneville Holding Company Asset Sale Agreement of even date herewith (the "BHC Asset Sale Agreement"), BHC has agreed to sell to Buyer or its designee the FCC Authorizations and the CBS Agreement (the "BHC Assets").

         7. In connection with the execution of this Agreement, each of Buyer and Seller are simultaneously delivering a disclosure schedule ("Buyer's Disclosure Schedule" and "Seller's Disclosure Schedule," respectively) which sets forth certain information with respect to their respective representations, warranties and agreements contained herein. Such Disclosure Schedules are incorporated herein by this reference and are hereby deemed a part of this Agreement.

         8. Based upon the representations and warranties made by each party to the other in this Agreement, the parties have agreed to consummate the sale of the Shares in accordance with the terms contained herein.

                  ARTICLE I.  STOCK SALE AND TERMS OF PAYMENT

                 SALE AND PURCHASE OF STOCK. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1 below) Seller will sell and Buyer will purchase the Shares, which will constitute on the Closing Date 100 percent of the issued and outstanding capital stock of Subsidiary. On or prior to the Closing Date, Seller will assign, transfer and convey to Subsidiary the following assets used by Seller in connection with the business of the Station as a going concern (all such assets being referred to herein as the "KIRO Assets"):

                 (a) TANGIBLE PERSONAL PROPERTY. The equipment, antennae, furniture, fixtures, spare parts and other tangible personal property shown on
Schedule 1.1(a) to this Agreement, and any improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date, provided that the KIRO Assets shall not include such items of tangible personal property as are disposed of or consumed in the ordinary course of the business of the Station in accordance with Section 5.1 below or with the consent of Buyer between the date of this Agreement and the Closing Date.

                 (b) REAL PROPERTY. The real property, including buildings, towers and improvements thereon, shown on Schedule 1.1(b) to this Agreement (the "Real Property"), together with all mineral, oil, gas, hydrocarbon substances, development, air and water rights owned by Seller relating thereto, all easements and rights of way owned by Seller that are appurtenant thereto or to the operation, use or enjoyment thereof, and all rights of Seller in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith and in and to any land lying in the bed of any existing or proposed street adjacent to such Real Property.

                 (c) CONTRACTS. To the extent assignable, (i) the contracts, or portions thereof, shown on Schedule 1.1(c) to this Agreement,
(ii) contracts for the performance of services or the sale of broadcast time on the Station that are to be in effect on the Closing Date, (iii) contracts with respect to the Station entered into by Seller between the date of this Agreement and the Closing Date in the ordinary course of business and not in violation of the prohibitions contained in Section 5.1 hereof, (iv) all employment agreements of the Active Employees (as defined in Section 10.6) and
(v) contracts which Buyer and Seller mutually agree in writing to have assigned to Subsidiary ((i), (ii), (iii), (iv) and (v) together, the "Contracts").

                 (d) INTANGIBLE PROPERTY. Seller's rights in and to the trademarks, tradenames, service marks, patents, copyrights, including registrations and applications for registration of any of them, non-FCC licenses, proprietary information, technical information and data and other similar intangible property rights and interests used in the business of the Station specifically shown on Schedule 1.1(d) to this Agreement.

                 (e) FILES AND RECORDS. Originals or, if unavailable, photocopies of all files, records, studies, data, lists, filings, general accounting records, books of account, computer programs and software and logs, of every kind, relating solely to the business of the Station, other than those specified in Section 1.2 below (the "Records").

                 (f) MANUFACTURERS' AND VENDORS' WARRANTIES. All of Seller's rights under manufacturers' and vendors' warranties relating to items included in the KIRO Assets as of the date hereof, and those acquired between the date hereof and the Closing Date.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the following assets relating to the business of the Station prior to the Closing Date shall be retained by Seller (or otherwise disposed of as indicated) and shall not be assigned, transferred or conveyed to Subsidiary (the "Excluded Assets"):

                 (a) CORPORATE, TAX AND ACCOUNTING RECORDS. Seller's corporate and tax records and originals of Seller's accounting records.

                 (b) CASH. All cash, cash equivalents or similar type investments of Seller.

                 (c) INSURANCE. All contracts of insurance, insurance proceeds and insurance claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing.

                 (d) EMPLOYEE BENEFIT PLANS. Any employee benefit plans of Seller.

                 (e) ACCOUNTS RECEIVABLE. All accounts receivable of Seller relating to or arising out of the operation of the Station prior to the Closing Date ("Seller's Accounts Receivable").

                 (f) CONTRACTS. Any contract used in the operation of the Station other than the Contracts described in Section 1.1(c). Any and all rights and obligations of Seller under the Sale of Abandoned Pipeline dated February 10, 1989 between Washington Natural Gas Company and Seller.

         1.3 LIABILITIES. The KIRO Assets shall be assigned, transferred and conveyed to Subsidiary free and clear of all liabilities, obligations, claims, liens, security interests and encumbrances, except for (i) liens for property taxes not yet due and payable, (ii) liabilities and obligations expressly assumed elsewhere in this Agreement, (iii) liabilities and obligations arising after the Closing Date under the Contracts and (iv) encumbrances on or affecting the Real Property shown on Schedule 1.1(b) ((i), (ii), (iii) and (iv) together, the "Assumed Liabilities").

Subsidiary shall assume and pay each of the Assumed Liabilities. Seller shall pay, discharge and satisfy all liabilities and obligations arising in connection with Seller's operation of the Station prior to the Closing Date which are not specifically assumed by Subsidiary as and when such liabilities and obligations become due; provided, however, nothing in this Agreement shall prevent Seller from contesting any liability or obligation in good faith or seeking a discount thereof.

         1.4     CONSIDERATION.

                 (a) PURCHASE PRICE. Subject to the conditions contained in this Agreement and in consideration of the sale of the Shares and the BHC Assets, Buyer will pay to Seller on the Closing Date the sum of One Hundred Sixty-Two Million Five Hundred Thousand Dollars ($162,500,000) (the "Purchase Price"), as may be adjusted pursuant to Section 1.6 below, in the manner described in Section 1.5 below.

                 (b) ALLOCATION. The parties agree to allocate the Purchase Price between the BHC Assets and the Shares. The portion of the Purchase Price so allocated to the Shares in turn shall be allocated among the KIRO Assets. Within 30 days of the date of this Agreement, Seller and Buyer shall each provide the other with a written appraisal of the KIRO Assets and the BHC Assets for use in the allocation of the Purchase Price. Such appraisals shall be prepared by reputable appraisers in the broadcasting industry, one appraiser selected by each party. Upon completion of the appraisals, the average of the two appraisals, or such other method as agreed by the parties, shall be used to arrive at the Purchase Price allocations. Each party shall bear the cost of its appraiser. The agreed allocations shall be evidenced by a letter agreement between the parties. Upon arriving at the Purchase Price allocations, the parties agree to use such allocations in completing and filing Internal Revenue Code Form 8594 for federal income tax purposes. Each party shall furnish the other with a copy of its Form 8594 prior to filing it with the Internal Revenue Service.

         1.5 MANNER OF PAYMENT. That portion of the Purchase Price allocated to the Shares shall be paid to Seller by Buyer in immediately available funds by wire transfer on the Closing Date.

         1.6     ADJUSTMENTS.

                 (a) ADJUSTMENT FOR TRADE ACCOUNTS RECEIVABLE. As of the Closing Date, Buyer and Seller shall identify each trade agreement of the Station and determine both the contracted balance of the airtime necessary to broadcast any remaining advertising provided for therein and the contracted balance of the remaining services, merchandise and other non-cash consideration to be collected pursuant thereto, net of any services, merchandise or other non-cash consideration that has no ongoing business value to Buyer. If the balance of such airtime exceeds the balance of such net non-cash consideration, then the difference in such balances shall be paid by Seller to Buyer. If the balance of such net non-cash consideration exceeds the balance of such airtime, then the difference in such balances shall be paid by Buyer to Seller.

                 (b) CLOSING DATE AND PRIOR ISSUES. Seller shall be entitled to all income earned and be responsible for all expenses incurred, including prepaid, accrued and deferred items (but excluding accrued and unpaid vacation of all Active Employees), in connection with the business of the Station prior to the Closing Date. Subsidiary shall be entitled to all income earned and be responsible for all (i) expenses incurred in connection with the business of the Station as of 12:01 a.m. on and after the Closing Date and (ii) unused accumulated sick leave and accrued unpaid vacation of all Active Employees. Buyer shall be entitled to a credit (the "Vacation Credit") against the Purchase Price for all accrued unpaid vacation of all Active Employees.
Pro rata allocations of income and expense, to the extent practicable, shall be calculated as of the close of business on the day preceding the Closing Date.

                 (c) TIME FOR PAYMENT. The proration and adjustments (including the Vacation Credit) provided for in this Section 1.6, to the extent practicable, shall be made on the

Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.

                 (d) DISPUTE RESOLUTIONS. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the times provided in subsection (c) above, and such disputes shall be determined by an independent certified public accountant (the "Disputes Auditor") mutually acceptable to the parties whose determination shall be final. Before referring a matter to the Disputes Auditor, the parties shall agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If the parties are unable to agree upon procedures before the end of 30 days after receipt of a dispute notice, the Disputes Auditor shall establish the procedures. The Disputes Auditor's procedures may be, but need not be, those proposed by either party. The parties shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The parties agree that they will require the Disputes Auditor to render his or her decision within 30 days after referral of the dispute to the Disputes Auditor for decision. The fees and expenses of such Disputes Auditor shall be borne equally by Seller and Buyer.

                            ARTICLE II.  THE CLOSING

         2.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the sale and purchase of the Shares shall be held in the offices of Seller at 2807 Third Avenue, Seattle, Washington 98121 at 10:00 a.m. on a mutually agreed upon day within 30 days after the FCC consent to the assignment of the FCC Authorizations contemplated in the BHC Asset Sale Agreement shall have become final, as defined in Section 7.3 of such Agreement, or such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

         2.2 DELIVERIES BY SELLER. At the Closing, Seller will deliver or cause to be delivered to Buyer the following, each of which shall be in form and substance reasonably satisfactory to Buyer:

                 (a) One or more stock certificates evidencing the Shares, in each case endorsed in blank or with executed blank stock powers attached;

                 (b) An originally executed copy of an Assignment and Assumption Agreement between Seller and Subsidiary with a Warranty Deed in a form substantially similar to the form attached hereto as Exhibit 2.2(b);

                 (c) Resignations of each of the directors and officers of Subsidiary;

                 (d) A copy of the Certificate of Incorporation of Subsidiary, certified by the Secretary of State of Delaware as of a date as near as practicable to the Closing Date;

                 (e) A copy of the bylaws of Subsidiary as in effect on the Closing Date, certified by an officer of Subsidiary;

                 (f)      The original minute and stock books of Subsidiary;

                 (g) To the extent assignable and to the extent required to be obtained pursuant to Section 8.5, consents to assignment from third parties relating to the assignment of the Contracts to Subsidiary;

                 (h) Cross-Receipt in a form substantially similar to the form attached hereto as Exhibit 2.2(h);

                 (i) Certificate of Secretary of Seller in a form substantially similar to the form attached hereto as
                          Exhibit 2.2(i);

                 (j) Bring Down Certificate of Seller in a form substantially similar to the form attached hereto as
                          Exhibit 2.2(j);

                 (k)      Lease and Easement Agreements referred to in Section
                          10.8;

                 (l)      Letter Agreement referred to in Section 10.10;

                 (m) Evidence satisfactory to Buyer that no financing statements are outstanding relating to the KIRO Assets in Washington;

                 (n) Certificate of Seller's good standing in Washington and certificates of Subsidiary's good standing in Delaware and Washington;

                 (o)      Letter Agreement referred to in Section 1.4(b); and

                 (p) Such other instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be reasonably necessary or appropriate to comply with the purpose and intent of this Agreement.

         2.3 DELIVERIES BY BUYER. At the Closing, Buyer will deliver to Seller the following, each of which shall be in form and substance reasonably satisfactory to Seller:

                 (a) That portion of the Purchase Price allocated to the Shares in immediately available funds;

                 (b) Certificate of Secretary of Buyer in a form substantially similar to the form attached hereto as
                          Exhibit 2.3(b);

                 (c) Bring Down Certificate of Buyer in a form substantially similar to the form attached hereto as
                          Exhibit 2.3(c);

                 (d)      Certificate of Buyer's good standing in Delaware;

                 (e) Cross-Receipt in a form substantially similar to the form attached hereto as Exhibit 2.2(h);

                 (f)      Letter Agreement referred to in Section 1.4(b); and

                 (g) Such other instruments of conveyance and transfer, in form and substance reasonably satisfactory to Seller and its counsel, as shall be reasonably necessary or appropriate to comply with the purpose and intent of this Agreement.

             ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Except to the extent set forth in Seller's Disclosure Schedule, Seller represents and warrants to Buyer as follows:

         3.1 ORGANIZATION OF SELLER AND SUBSIDIARY; AUTHORITY. Seller is and at the Closing Subsidiary will be a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and general equitable principles. Seller has and at the Closing Subsidiary will have the full corporate power and authority to own and operate the KIRO Assets and to carry on the business of the Station as such business is now being conducted.

         3.2 CAPITALIZATION OF SUBSIDIARY; OWNERSHIP. At the Closing: (i) the Shares will be owned beneficially and of record by Seller and will constitute all of the issued and outstanding shares of capital stock of Subsidiary; (ii) the Shares will be duly authorized, validly issued, fully paid and nonassessable; (iii) there will be no outstanding options, warrants or other rights of any kind to acquire any capital stock of Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such capital stock, nor will Subsidiary be committed to issue any such option, warrant, right or security;
(iv) Seller will have valid title to the Shares, free and clear of any and all liens, claims, security interests or options; and (v) Seller will have full legal right, power and authority to sell, transfer and convey the Shares to Buyer.

         3.3 FINANCIAL STATEMENTS. Seller has furnished to Buyer copies of the Station's income statements for the fiscal years ended December 31, 1992, December 31, 1993 and for the nine-month period ended September 30, 1994, along with balance sheets relating to the Station and the KIRO Radio Stations for these same periods (the "Financial Schedules"). September 30, 1994 is the "Balance Sheet Date." The Financial Schedules have been prepared in accordance with the books and records regularly maintained by Seller with respect to the Station and, except for customary year-end footnotes and balance sheet adjustments consisting of reclassification and tax accrual entries relating to the period ended September 30, 1994, (i) present fairly in all material respects the operating income and financial condition of the Station as of the dates and periods indicated and (ii) are prepared in accordance with generally accepted accounting principles consistently applied.

         3.4 BUSINESS SINCE THE BALANCE SHEET DATE. Other than the formation of the Subsidiary and all transactions incident thereto (collectively, the "Subsidiary Transactions"), since the Balance Sheet Date, the business of the Station has been conducted in the ordinary course and in substantially the same manner as it was before the Balance Sheet Date. Since the Balance Sheet Date, there have been no material adverse changes in the business, condition (financial or otherwise) or results of the Station's operations. For purposes of this Agreement, notice of termination or the actual termination by CBS of the CBS Agreement shall not be deemed such a material adverse change.

         3.5 NO DEFAULTS. The execution, delivery and performance of this Agreement by Seller will not (a) conflict with any provision of the charter documents or bylaws of Seller or Subsidiary, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions, other than assignability, of any material contract, note, bond, mortgage or other material instrument or obligation by which Seller or Subsidiary may be bound, (c) in any material respect violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Subsidiary or to Seller which would adversely affect Subsidiary, the Subsidiary Transactions or this Agreement, or (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on Subsidiary or any of the KIRO Assets.

         3.6     UNDISCLOSED LIABILITIES.

                 (a) This Agreement including the schedules and exhibits hereto does not contain any untrue statement of a material fact or omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

                 (b) Notwithstanding anything to the contrary contained in this Agreement or the schedules and exhibits hereto, any information disclosed in one such document shall be deemed to be disclosed in each of the other such documents. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

         3.7 CONDITION AND ADEQUACY OF THE ASSETS. The tangible assets to be transferred to Subsidiary shown on Schedule 1.1(a) and Schedule 1.1(b) are in good operating condition and repair, ordinary wear and tear excepted and are available for immediate use in the business of the Station. All material items of transmitting and studio equipment included in such tangible assets (i) have been maintained in a manner consistent with generally accepted television industry engineering practices and (ii) will permit the Station to operate the main transmitter and, in all respects material to the business of the Station, the Station's auxiliary facilities in accordance with the terms of the FCC Authorizations, the rules and regulations of the FCC and all other applicable federal, state and local statutes, ordinances, rules and regulations. Subject to the retention of certain tangible assets of Seller that have been used in the business of the Station and the business of the KIRO Radio Stations, the tangible assets included in the KIRO Assets are all such tangible assets necessary to conduct the business of the Station as now conducted by Seller.

         3.8 CONTRACTS AND ARRANGEMENTS. Except as set forth on Schedule 1.1(c): (i) at the date of this Agreement, all of the Contracts are valid, binding and enforceable by Seller in accordance with their respective terms in all material respects; (ii) at the Closing, and to the extent the Contracts are assigned to Subsidiary, such Contracts will be valid, binding and enforceable by Subsidiary in accordance with their respective terms in all materials respects; (iii) to the best of Seller's knowledge, there is no existing default, event of default or other event under such Contracts which, with or without notice or lapse of time or both, would constitute a material default or a material event of default under any such Contracts; (iv) Seller has provided Buyer with complete copies of all material Contracts; and (v) Seller has full legal power and authority to assign its rights under the Contracts to Subsidiary in accordance with this Agreement, and such assignment will not materially affect the validity, enforceability and continuity of the Contracts for Subsidiary on or after the Closing. Seller has set forth descriptions of all material oral contracts with employees of the Station (other than benefit plans and compensation arrangements available to employees generally) in Schedule 1.1(c). Other than the Contracts and the CBS Agreement, Seller requires no contract or agreement to carry on the business of the Station in all material respects as presently conducted.

         3.9     TITLE.

                 (a) Schedule 1.1(b) lists all of the Real Property. At the date of this Agreement, Seller owns and has good and valid marketable fee simple title to the Real Property, and at the Closing, Subsidiary will own and have good and valid marketable fee simple title to the Real Property, which Real Property is free and clear of all security interests, mortgages, pledges, conditional sales agreements, charges, liens and encumbrances, and reservations and restrictions of record, except those set forth on Schedule 1.1(b), liens for property taxes not yet due and payable and those contemplated by this Agreement.

                 (b) Schedule 1.1(a) lists all tangible personal property included in the KIRO Assets. At the date of this Agreement, Seller owns and has good and valid title to such property, and at the Closing, Subsidiary will own and have good and valid title to such property, which personal property is free and clear of all security interests, mortgages, pledges, conditional sales agreements, charges, liens and encumbrances, except as set forth on Schedule 1.1(a) and liens for property taxes not yet due and payable.

         3.10 INTANGIBLE PERSONAL PROPERTY. Schedule 1.1(d) to this Agreement sets forth a correct and complete list of all trademarks, tradenames, service marks, patents, and copyrights, including registrations and applications for registration of any of them, used in and material to the business of the Station, other than the BHC Assets and the call sign for the Station. Seller has not received any notice with respect to any alleged infringement or unlawful or improper use of any such property or any other intangible personal property in connection with the business of the Station and is not aware that it is infringing upon or is otherwise acting adversely to any intangible personal property owned by any other person. All of such property and any other intangible personal property owned by Seller and used in and material to the business of the Station is valid and in good standing and uncontested. Seller will use its reasonable best efforts to convey to Subsidiary its rights in all intangible personal property used by Seller and material to the business of the Station as it is currently conducted.

         3.11    LITIGATION AND COMPLIANCE WITH LAWS.

                 (a) To the best of Seller's knowledge, each of Seller and Subsidiary, with respect to the Station or the KIRO Assets, has not been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic. Neither Seller, any of its officers nor, to the best of its knowledge, any of its agents has received any inquiry, written or oral, from any federal, state or local agency concerning the business of the Station or the KIRO Assets during the 12-month period prior to the date of this Agreement which could be expected to have a material adverse effect on such business. There is no litigation pending by or against or, to the best of Seller's knowledge, threatened against Seller or Subsidiary which materially affects the business of the Station or any of the KIRO Assets or Seller's ability to perform in accordance with the terms of this Agreement.

                 (b) Except for the FCC Authorizations, Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to operate the Station in accordance with applicable laws and in all material respects as conducted on the date hereof. Between the date hereof and the Closing, Seller will use all reasonable efforts to maintain all such governmental authorizations. Seller is in compliance in all material respects with all such governmental authorizations and all applicable federal, state and local laws, rules and regulations, including without limitation those imposing taxes. None of such governmental authorizations are subject to any restriction or condition which would limit the business of the Station as presently conducted in any material respect. Seller shall use its reasonable best efforts to transfer all such governmental authorizations to Subsidiary or, if such are nontransferable, to cooperate with Subsidiary in its obtaining the same.

         3.12 TAXES. Seller has filed, or caused to be filed, all federal, state and local tax returns required to be filed by Seller with respect to the Station and the KIRO Assets. Seller has paid, or made provisions for the payment of, all taxes due for periods covered by such returns. To Seller's knowledge, no events have occurred which could impose on Subsidiary any transferee liability for any taxes, penalties or interest due or to become due from Seller.

         3.13 INSTRUMENTS OF CONVEYANCE TO SUBSIDIARY; GOOD TITLE. The instruments to be executed by Seller in favor of Subsidiary conveying the KIRO Assets to Subsidiary will be in a form sufficient to transfer good and marketable title to the KIRO Assets to Subsidiary free and clear of all liabilities, obligations and encumbrances, except as provided elsewhere in this Agreement.

         3.14 REAL PROPERTY. The present use by the Station of the Real Property conforms in all material respects with applicable zoning ordinances and other governmental regulations. The Real Property is all the Real Property that Seller owns and that is used in connection with the business of the Station other than the real property on Vashon Island covered by an Easement Agreement referred to in Section 10.8. With respect to the Real Property:

                 (a) there are no pending or, to the knowledge of Seller (and employees with responsibility for real estate matters), threatened condemnation proceedings, lawsuits, claims, investigations or administrative actions relating to the Real Property or other matters affecting adversely the current use, occupancy or value thereof;

                 (b) except as set forth on Schedule 1.1(b) and as contemplated by this Agreement, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

                 (c) there are no outstanding options or rights of first refusal to purchase or lease the Real Property or any portion thereof or interest therein;

                 (d) there are no parties (other than Seller, Subsidiary or their lessees) in possession of the Real Property;

                 (e) to the best of Seller's knowledge, all facilities or structures located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently being used, including, where applicable, electricity and telephone, which services are adequate and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property;

                 (f)      the Real Property has vehicular access to a road;

                 (g)      without material exception, except as shown on
Schedule 1.1(b), all tower, guy anchors, buildings and other improvements on the Real Property are located entirely thereon;

                 (h) to the best of Seller's knowledge, there is no plan, study or effort by any governmental authority or agency which could in any way have a material adverse effect on the value, use or zoning of the Real Property or increase the cost of the operation thereof;

                 (i) there are no assessments for public improvements levied or, to the best of Seller's knowledge, threatened or proposed with respect to the Real Property except as disclosed on Schedule 1.1(b);

                 (j) to the best of Seller's knowledge, there are no latent defects in the Real Property; and

                 (k) the Real Property is in compliance with the Americans With Disabilities Act of 1990 and, to the best of Seller's knowledge, the regulations for Barrier Free Access adopted by the State of Washington and all other regulations, ordinances, codes and rules relating to access to and use of the Real Property by the physically impaired.

         3.15    ENVIRONMENT.

                 (a) Seller and its Affiliates (as defined below) have complied in all material respects with all Environmental, Health and Safety Laws (as defined below) relating to the Real Property, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the best of Seller's knowledge, threatened against Seller or any Affiliate alleging any failure so to comply. Without limiting the generality of the preceding sentence, Seller and its Affiliates have obtained and are in material compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and have complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws applicable to the Real Property and to the KIRO Assets.

         For purposes of this Agreement, the following terms shall have the meanings set forth below. "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or agency or political subdivision thereof.

                 (b) To the best of Seller's knowledge, Seller and its Affiliates have no liability (whether absolute or contingent)(and Seller and its Affiliates have not handled or disposed of any substance or condition, or owned or operated any property or facility pertaining to the Real Property in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller and its Affiliates giving rise to any liability) for damage to the Real Property, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Law applicable to the Real Property and to the KIRO Assets.

                 (c) To the best of Seller's knowledge, all properties and equipment used in the business of the Station at or on the Real Property have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2,- transdichloroethylene, dioxins, dibenzofurons and Extremely

Hazardous Substances (as defined in Sec. 302 of the Emergency and Planning and Community Right-to-Know Act of 1986, as amended).

                 (d) "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970 and the Washington Model Toxics Control Act, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface, water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (e) If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.15, Seller shall begin, or cause Subsidiary to begin, remedial action promptly and use reasonable efforts to complete such remedial action before the Closing Date. If such remedial action is likely to cost Seller and/or Subsidiary in excess of an aggregate of $100,000, Seller may elect not to take or cause Subsidiary to take such remedial action. However, in such event Buyer may require Seller to proceed to the Closing and Buyer shall receive a credit of $100,000 towards the Purchase Price. If Buyer does not require Seller to close, this Agreement shall be terminated and neither party shall have any liability to the other as a result of such termination.

         3.16 COMPLIANCE WITH FCC REGULATIONS. The main transmitter of the Station is operated in compliance with, and all remaining BHC Assets and the KIRO Assets are operated, in all material respects, in compliance with (i) the FCC Authorizations, (ii) the Communications Act of 1934, as amended, (iii) all applicable engineering standards required to be met under applicable FCC rules and (iv) all other applicable rules, regulations, requirements and policies of the FCC, including but not limited to ANSI Radiation Standards to the extent required to be met under applicable FCC rules and regulations; and there are no existing claims known to Seller to the contrary.

         3.17 CHANGES. Since the Balance Sheet Date, other than the Subsidiary Transactions, neither Seller nor Subsidiary has, with respect to the business of the Station: (a) mortgaged, pledged or subjected to a lien or any other encumbrance any of the KIRO Assets; (b) sold or transferred any material asset used or useful in the business of the Station except as permitted under
Section 5.1 below; (c) increased the compensation payable or to become payable to any Active Employee or consultant, except for regularly scheduled increases in accordance with historical practices or as required by any of the Contracts included in Schedule 1.1(c); or (d) revalued any of the KIRO Assets or changed any of the Station's accounting records (except for the application of customary year-end adjustments) or practices or changed its depreciation or amortization policies or rates.

         3.18    BROKERS.   There is no broker or finder or other person who
would have any valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Seller or Subsidiary.

         3.19    LABOR RELATIONS, OSHA.

                 (a) Neither Seller nor Subsidiary is a party or subject to any collective bargaining agreements with respect to the Station, except as described in Schedule 1.1(c). Neither Seller nor Subsidiary has material written or oral contracts of employment with any employees of the Station, other than oral employment agreements terminable without penalty or those listed in Schedule 1.1(c). Each of Seller and Subsidiary, in the operation of the Station, has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll-related taxes, and neither has received any notice alleging that it has failed to comply in any material respect with any such laws, rules or regulations. Each of Seller and Subsidiary has complied in all material respects with the terms of the existing union agreements, and no controversies, union disputes or proceedings are pending or, to the knowledge of Seller, threatened between it or Subsidiary and employees (singly or collectively) of the Station. Except as set forth in
Schedule 1.1(c), no labor union or other collective bargaining representative represents or, to the best of the knowledge of Seller, claims to represent any of the employees of the Station. To the knowledge of Seller there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of Seller's or Subsidiary's employees at the Station.

                 (b) Each of Seller and Subsidiary is in compliance in all material respects with the requirements of the Occupational Safety and Health Act and any similar laws of any state or local jurisdiction ("OSHA"). Neither Seller nor Subsidiary has received any OSHA citations as a result of on-site inspections or employee complaints that have not been cured or corrected.

         3.20 INSURANCE. All of the tangible property included in the KIRO Assets is insured against loss or damage, and Seller has liability and other insurance in amounts generally customary in the broadcast industry.

              ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set forth in Buyer's Disclosure Schedule, Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION OF BUYER; AUTHORITY. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and general equitable principles. Buyer has the full corporate power and authority to own and operate its business as now being conducted.

         4.2 NO DEFAULTS. The execution, delivery and performance of this Agreement by Buyer will not (a) conflict with any provision of the Certificate of Incorporation or bylaws of Buyer, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions, other than assignability, of any material contract, note, bond, mortgage or other material instrument or obligation to which Buyer is a party or by which Buyer may be bound, or (c) in any material respect violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Buyer.

         4.3 BROKERS. There is no broker or finder or other person who would have any valid claim against Seller, or Subsidiary prior to Closing, for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.

         4.4 QUALIFICATIONS AS A BROADCAST LICENSEE. Buyer knows of no fact that would, under existing law and the existing rules, regulations and practices of the FCC, disqualify Buyer as the owner of the Shares and Subsidiary or the owner and operator of the KIRO Assets. Buyer will take no action which it knows or has reason to know would cause such disqualification.

         4.5 ACQUISITION OF SHARES FOR INVESTMENT. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling or distributing the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

         4.6 DISCLOSURE OF INFORMATION. Upon acceptance of the Shares, Buyer shall be deemed to have represented for purposes of the federal and state securities laws as of the Closing Date that: (i) it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and (ii) it has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of Seller in Article III of this Agreement or the right of Buyer to rely thereon.

            ARTICLE V.  COVENANTS OF SELLER PENDING THE CLOSING DATE

         Seller covenants and agrees that from the date hereof to and including the Closing Date:

         5.1 MAINTENANCE OF BUSINESS. Seller shall continue or cause Subsidiary to continue to conduct the business of the Station in substantially the same manner as heretofore conducted. Seller shall continue or cause Subsidiary to continue to operate the Station in accordance with the terms of the FCC Authorizations and in compliance with all applicable laws and FCC rules and regulations.

         Seller shall, at Seller's expense, maintain or cause Subsidiary to maintain all machinery and equipment used in the business of the Station in a normal state of repair and efficiency and maintain the Real Property in good order, repair and condition. Seller will fully perform or cause Subsidiary to fully perform its respective obligations under all Contracts to be assigned to and assumed by Subsidiary.

         Seller will maintain or cause Subsidiary to maintain in full force and effect through the Closing Date adequate property damage, liability and other insurance with respect to the KIRO Assets, and Seller or Subsidiary shall have complete control of the programming and operation of the Station up to the Closing Date.

         For a period of 18 months following the Closing Date, Seller shall maintain insurance adequate to cover claims arising from its operation of the Station through the Closing Date.

         Seller, in all material respects, shall implement its 1995 capital budget for the Station through the Closing.

         Prior to the Closing Date, other than the Subsidiary Transactions, Seller will not, and will cause Subsidiary to not, in each case, without the prior written consent of Buyer:

                 (a) Sell, lease or transfer or agree to sell, lease or transfer any of the KIRO Assets without replacement thereof with an asset of substantially equivalent kind, condition and value;

                 (b) Enter into any contract of employment or collective bargaining agreement that will affect Subsidiary's operation of the Station after the Closing Date, or permit any increase or changes in the compensation (including bonus) of any of the Station's Active Employees, except for regularly scheduled increases in accordance with historical practices or as required by any Contract listed on Schedule 1.1(c);

                 (c) Enter into or amend any contract or commitment with respect to the Station involving annual consideration of more than $200,000;

                 (d) Apply to the FCC for any construction permit with respect to the Station or make any material change in the Station's buildings, leasehold improvements or fixtures; or

                 (e) Create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance of any nature whatsoever on the KIRO Assets, except for those in existence on the date of this Agreement and disclosed to Buyer, or any mechanics' liens and other similar liens which shall be removed by Seller prior to the Closing Date.

         5.2 GOODWILL. Seller shall use reasonable best efforts to preserve the goodwill of the Station's suppliers, customers and others having business relations with the Station.

         5.3 ACCESS TO THE ASSETS. At the reasonable request of and upon reasonable notice from Buyer, and subject to the provisions of Section 6.3, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel and accredited representatives of Buyer (i) full access during normal business hours to all of the KIRO Assets and (ii) all such other information solely concerning the KIRO Assets and the business of the Station as Buyer may reasonably request.

         5.4 REPRESENTATIONS AND WARRANTIES. Seller shall render accurate at and as of the Closing Date the representations and warranties made by it in this Agreement. Seller shall give detailed written notice to Buyer promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of the representations or warranties of Seller contained in this Agreement or in any schedule hereto.

         5.5 CORPORATE ACTION. Subject to the provisions of this Agreement, Seller will take and cause Subsidiary to take all necessary corporate and other action required of them to carry out the transactions contemplated by this Agreement.

         5.6 CONSENTS. Seller will use its reasonable best efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Subsidiary of all Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement; provided, however, that Seller shall not be required to make any payments or to incur any obligations to third parties in connection with obtaining of any such consent.

         5.7 CONFIDENTIAL INFORMATION. Seller shall not disclose to third parties any information regarding Buyer designated as confidential and received from Buyer or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (i) is known to Seller at the time of its disclosure to it; (ii) becomes publicly known or available other than through disclosure by Seller; (iii) is rightfully received by Seller from a third party; or (iv) is independently developed by Seller.

         5.8     CONSUMMATION OF AGREEMENT.  Subject to the provisions of
Section 10.3 of this Agreement, Seller shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         5.9 NOTICE OF PROCEEDINGS. As promptly as is practicable, Seller will notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission or any nongovernmental entity of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         5.10 HSR FILING. As promptly as practicable after the date of this Agreement, and in no event later than 20 days after the execution of this Agreement, Seller will file a premerger notification and report form ("HSR Filing") with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended. Seller will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such HSR Filing and its prosecution to a favorable conclusion.

         5.11 CERTIFICATE OF LAND USE. Seller shall promptly provide Buyer with a Certificate of Land Use and local assessments from the City of Seattle as to the Real Property and shall use its best efforts not to permit any change in the status of the Real Property as reflected therein prior to the Closing.

            ARTICLE VI.  COVENANTS OF BUYER PENDING THE CLOSING DATE

         Buyer covenants and agrees that from the date hereof to and including the Closing Date:

         6.1 REPRESENTATIONS AND WARRANTIES. Buyer shall render accurate at and as of the Closing Date the representations and warranties of Buyer contained in this Agreement or in any schedule hereto. Buyer shall give detailed written notice to Seller promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement or in any schedule hereto.

         6.2 CORPORATE ACTION. Subject to the provisions of this Agreement, Buyer will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

         6.3 CONFIDENTIAL INFORMATION. Buyer shall not disclose to third parties any information regarding Seller designated as confidential and received from Seller or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (i) is known to Buyer at the time of its disclosure to it; (ii) becomes publicly known or available other than through disclosure by Buyer; (iii) is rightfully received by Buyer from a third party; (iv) is independently developed by Buyer; or (v) relates to the KIRO Assets or the Station provided that the transactions contemplated by this Agreement are consummated.

         6.4     CONSUMMATION OF AGREEMENT.  Subject to the provisions of
Section 10.3 of this Agreement, Buyer shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part, and on the part of Subsidiary after the Closing, to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         6.5 NOTICE OF PROCEEDINGS. As promptly as is practicable, Buyer will notify Seller in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission or any nongovernmental entity of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         6.6 HSR FILING. As promptly as practicable after the date of this Agreement, and in no event later than 20 days after the execution of this Agreement, Buyer will file an HSR Filing with the FTC and the DOJ. Buyer will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such HSR Filing and its prosecution to a favorable conclusion.

         6.7 TAX RULING. As promptly as practicable after the date of this Agreement, and in no event later than 20 days after the execution of this Agreement, Buyer will file a request for a ruling (the "Tax Ruling") from the Department of Revenue of the State of Washington confirming that the Subsidiary Transactions and sale of the Shares hereunder are exempt from the Washington retail sales tax, use tax and business and occupation tax.

             ARTICLE VII.  CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

         7.1     REPRESENTATIONS, WARRANTIES, COVENANTS, RELATED AGREEMENT.

                 (a) Each of the representations and warranties of Buyer contained in this Agreement and in any schedule hereto shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate;

                 (b) Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

                 (c) All obligations of Buyer to complete the transactions contemplated by the BHC Asset Sale Agreement shall have been fulfilled or waived, and Buyer shall be prepared to complete such transactions immediately after the Closing; and

                 (d) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) above.

         7.2     PROCEEDINGS.

                 (a) No action or proceeding shall have been instituted before any court or governmental body (i) to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement, or to revoke, cancel, fail to renew, suspend or adversely modify the main transmitter FCC license of the Station, and (ii) which, in the reasonable opinion of Seller, may reasonably be expected to result in a permanent injunction against such consummation, an award of such substantial damages or a forfeiture of the main transmitter FCC license; and

                 (b) Neither of the parties to this Agreement shall have received written notice from any federal governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or the BHC Asset Sale Agreement or the transactions contemplated thereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or the BHC Asset Purchase Agreement, or (ii) the actual commencement of such an investigation.

         In the event such a notice of intention is received or such an investigation is commenced, this Agreement may not be abandoned by Seller for a period of 90 days from the date of such notice of intention or notice of commencement, but the Closing shall be delayed during such period. This Agreement may be abandoned after this 90 day period if, in the reasonable opinion of Seller, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this
Section 7.2.

         7.3 HSR APPROVAL. The waiting period relating to the HSR Filing shall have expired or shall have been terminated.

         7.4 CONSENTS. Seller and Buyer shall have received consents to assignment to Subsidiary of each Contract designated with an asterisk next to its number on Schedule 1.1(c).

             ARTICLE VIII.  CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date.

         8.1     REPRESENTATIONS, WARRANTIES, COVENANTS, RELATED AGREEMENT.

                 (a) Each of the representations and warranties of Seller contained in this Agreement and in any schedule hereto shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate;

                 (b) Seller shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

                 (c) All obligations of BHC to complete the transactions contemplated by the BHC Asset Sale Agreement shall have been fulfilled or waived, and BHC shall be prepared to complete such transactions immediately after the Closing; and

                 (d) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) above.

         8.2     PROCEEDINGS.

                 (a) No action or proceeding shall have been instituted before any court or governmental body (i) to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement, or to revoke, cancel, fail to renew, suspend or adversely modify the main transmitter FCC license of the Station, and (ii) which, in the reasonable opinion of Buyer, may reasonably be expected to result in a permanent injunction against such consummation, an award of such substantial damages or a forfeiture of the main transmitter FCC license; and

                 (b) Neither of the parties to this Agreement shall have received written notice from any federal governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby or the BHC

Asset Sale Agreement or the transactions contemplated thereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or the BHC Asset Purchase Agreement, or (ii) the actual commencement of such an investigation.

         In the event such a notice of intention is received or such an investigation is commenced, this Agreement may not be abandoned by Buyer for a period of 90 days from the date of such notice of intention or notice of commencement, but the Closing shall be delayed during such period. This Agreement may be abandoned after the 90 day period if, in the reasonable opinion of Buyer, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this
Section 8.2.

         8.3 DAMAGE TO THE ASSETS. The Station shall not have on the Closing Date, or any time between the date of this Agreement and the Closing Date, suspended broadcasting at authorized power by reason of any cause or event. In such event, Buyer shall have the right to postpone the Closing Date until the Station is broadcasting at authorized power. Seller shall use, or cause Subsidiary to use, all reasonable efforts to effect the resumption of such broadcasting. In any event, if the Station has suspended broadcasting and does not resume broadcasting at authorized power within 168 hours, Buyer at any time thereafter shall have the right, in its complete discretion, to terminate this Agreement, as its sole remedy, upon written notice to Seller. For purposes of this Section 8.3, suspending broadcasting at authorized power shall mean failure to broadcast regularly with the presently authorized power in accordance with established past practice and schedules, except for ordinary maintenance and other temporary suspension.

         8.4 HSR APPROVAL. The waiting period relating to the HSR Filing shall have expired or shall have been terminated.

         8.5 CONSENTS. Seller and Buyer shall have received consents to assignment to Subsidiary of each Contract designated with an asterisk next to its number on Schedule 1.1(c).

         8.6 RETRANSMISSION CONSENT. Seller shall cause Subsidiary to have in place at the Closing retransmission consent agreements providing for the signal carriage of the Station by cable television systems covering 95 percent of the current cable customers in the Seattle-Tacoma Area of Dominant Influence. Said agreements shall provide, at a minimum, for must carry status or its equivalent (including carriage on Channel 7) for the Station and shall be for terms ending no earlier than December 31, 1996.

                          ARTICLE IX.  INDEMNIFICATION

         9.1     SURVIVAL; LIMITATIONS.

                 (a) The several representations, warranties, covenants and agreements of Seller and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of one year after the Closing Date, except that the representations, warranties, covenants and agreements contained in Sections 3.1, 3.2, 3.5, 3.7, 3.10, 3.15, 3.16, 3.17, 4.1, 4.2, 4.4, 4.5, 9.2(c), 9.2(d), 9.3(c), and 9.3(d)
shall survive for a period of three years and the covenants and agreements contained in Sections 5.7, 6.3, 10.5, 10.6,10.7, and 10.8 shall survive without time limit.

                 (b) Neither Buyer nor Seller shall be entitled to recover under this Agreement for any indemnification claims or for any breach of this Agreement until the aggregate losses, damages or expenses suffered by it exceed $500,000 (the "Threshold"), whereupon Buyer or Seller shall be entitled to indemnification hereunder for indemnification claims from the other party for any losses, damages or expenses suffered by Buyer or Seller in excess of the Threshold; provided, however, that the Threshold shall not apply to any claims arising under or breach of Section 10.6 by either Seller or Buyer.

                 (c) The combined maximum aggregate liability of Seller and BHC and the maximum aggregate liability of Buyer for indemnification claims under this Agreement and the BHC Asset Sale Agreement shall be the Purchase Price.

         9.2 INDEMNIFICATION OF BUYER. Subject to Section 9.1, Seller agrees that it shall indemnify and hold Buyer and its successors and assigns harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for reasonable attorney's fees, accounting fees, consulting fees and engineering fees and disbursements ("Loss and Expense") suffered directly or indirectly by Buyer by reason of, or arising out of:

                 (a) any breach of representation or warranty made by Seller pursuant to this Agreement,

                 (b) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement or the documents specified in Section 2.2 above,

                 (c) any failure by Seller to pay or perform or cause Subsidiary to pay or perform when due any of its liabilities or obligations (including without limitation any liability for taxes) arising out of or related to the KIRO Assets or the business of the Station prior to the Closing which has not been assumed by Buyer or Subsidiary hereunder,

                 (d) any litigation, proceeding or claim by any third party relating to Subsidiary, the KIRO Assets or the business of the Station prior to the Closing but only to the extent such Loss and Expenses relates to the business of the Station prior to the Closing Date, and

                 (e) any litigation pending by or against or threatened against Seller, as specifically set forth on Seller's Disclosure Schedule.

         9.3 INDEMNIFICATION OF SELLER. Subject to Section 9.1, Buyer agrees that it shall indemnify and hold Seller and its successors and assigns harmless from and against any and all Loss and Expense suffered directly or indirectly by Seller by reason of, or arising out of:

                 (a) any breach of representation or warranty made by Buyer pursuant to this Agreement,

                 (b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement or the documents described in Section 2.3 above,

                 (c) any failure by Buyer to pay or discharge or cause Subsidiary to pay or discharge subsequent to the Closing any liabilities or obligations assumed by Buyer or

Subsidiary hereunder or incurred or first required to be performed by Buyer or Subsidiary subsequent to the Closing, and

                 (d) any litigation, proceeding or claim by any third party relating to Subsidiary, the KIRO Assets or the business of the Station after the Closing but only to the extent such Loss and Expense relates to the business of the Station on or after the Closing.

         9.4 NOTICE OF CLAIMS. If Seller or Buyer believes that it has suffered or incurred any Loss and Expense, it shall notify the other party promptly in writing and within the applicable time period specified in Section
9.1 above, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred.

         9.5     DEFENSE OF THIRD PARTY CLAIMS.

                 (a) If any action at law or suit in equity is instituted by a third party (a "Claim") with respect to which any of the parties intends to claim a Loss and Expense under this Article IX, such party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 9.5 that it is defending any such Claim, then the indemnified party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such reasonable settlement or of any judgment and the reasonable costs and expenses of such defense, including, but not limited to, reasonable attorneys' fees and disbursements. In the event that the indemnifying party makes any payment to the indemnified party for indemnification for which the indemnified party could have collected on a claim against a third party, the indemnifying party shall be entitled to pursue claims and conduct litigation on behalf of the indemnified party and any of its successors, to pursue and collect on any indemnification or other remedy available to the indemnified party thereunder with respect to such claim and generally to be subrogated to the rights of the indemnified party with respect to those claims.

         (b) Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Article IX, except to the extent that such failure shall have materially adversely affected the indemnifying party's ability to defend against or satisfy, or shall have prevented the settlement of, any liability, damage, loss, claim or demand for which the indemnified party is entitled to indemnification under this Agreement.

                      ARTICLE X.  MISCELLANEOUS PROVISIONS

         10.1 RISK OF LOSS. The risk of any loss, damage or destruction to any of the KIRO Assets from fire or other force majeure shall be borne by Seller at all times prior to the Closing Date hereunder. Upon the occurrence of any loss or damage to any of the KIRO Assets as a result of fire or other force majeure prior to the Closing Date, Seller shall notify Buyer of the same in writing immediately stating with particularity the extent of the loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement and repair of the KIRO Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. In the event the loss exceeds $100,000 and the KIRO Assets cannot be substantially repaired or restored within 15 days after such loss, Buyer shall have the option to:

                 (a)  Terminate this Agreement;

                 (b) Postpone the Closing until such time as the KIRO Assets have been completely repaired, replaced or restored by Seller; or

                 (c) Elect to consummate the Closing and purchase the Shares accepting the KIRO Assets in their then condition, in which event Seller shall assign to Subsidiary and/or Buyer all rights under any insurance claim covering the loss and pay over to Buyer or Subsidiary any proceeds under any such insurance policy received by Seller with respect thereto (and Seller shall otherwise not have any responsibility to Buyer or Subsidiary with respect to the lost or destroyed KIRO Assets).

         10.2 ENVIRONMENTAL REPORTS. Buyer has, at its election and cost, conducted Phase I and Phase II audits of the Real Property. Seller and Buyer agree that the results of the Phase I and Phase II audits shall not, prior to the Closing, be disclosed to any third parties, unless such disclosure is required to be made by Buyer's insurance carriers or by law.

         10.3 ABANDONMENT OF AGREEMENT. This Agreement may be terminated by Seller or Buyer at any time prior to the Closing Date by the mutual consent of both parties hereto or upon the occurrence of one of the following events:

                 (a) by Seller if any of the conditions provided in Article VII hereof have not been met by the time required and have not been waived; or

                 (b) by Buyer if any of the conditions provided in Article VIII hereof have not been met by the time required and have not been waived; or

                 (c) by any non-defaulting party hereto if the Closing of the transactions contemplated by this Agreement have not been fully completed by the earlier of (a) September 30, 1995; or (b) 45 days after the FCC has consented to the assignment of the FCC Authorizations contemplated by the BHC Asset Sale Agreement and all such consents shall have become a Final Order, as defined in Section 7.3 of the BHC Asset Sale Agreement; or

                 (d) by Seller if the BHC Asset Sale Agreement is terminated as a result of Buyer's breach of that Agreement; or

                 (e) by Buyer if the BHC Asset Sale Agreement is terminated as a result of BHC's breach of that Agreement.

         No termination pursuant to this Section 10.3 shall relieve any party of liability it would otherwise have for breach of this Agreement.

         10.4 LIABILITIES UPON TERMINATION. In the event this Agreement is terminated pursuant to Section 10.3 above, no party hereto shall have any liability to any other for costs, expenses, damages, loss of anticipated profits or otherwise, unless the termination occurs because of any misrepresentation or breach of warranty by a party hereto or the failure of performance of, or compliance with, any covenant or agreement contained in this Agreement.

         10.5 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Buyer and Seller will share equally any FCC filing or grant fees and any filing fees related to the HSR Filing. Seller shall purchase for Subsidiary a standard form owner's policy of title insurance relating to Subsidiary's interest in the Real Property. The additional cost for extended coverage for such title insurance policy shall be at Buyer's expense. Buyer shall bear the cost of any environmental audits of the KIRO Assets and the cost of any engineering assessment of the KIRO Assets.

         10.6    EMPLOYEE MATTERS.

                 (a) Buyer shall ensure that all Active Employees will be employed by Subsidiary immediately after the Closing. Buyer shall not, at any time prior to 60 days after the Closing Date, effect or cause Subsidiary to effect a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of Subsidiary without complying fully with the requirements of WARN. "Active Employees" shall mean employees who, as of the date of this Agreement, are actively employed by Seller in connection with the business of the Station or their replacements, and who, on or prior to the Closing, will become employees of Subsidiary. There shall not be more than 227 full time employees (inclusive of 198 KIRO-TV employees) and 16 part time employees or their replacements to be employed by Subsidiary in the positions set forth in Schedule 10.6 as of the Closing, including those on vacation and leave of absence (including maternity leave) and their replacements. Within 60 days from the date hereof, Seller agrees to provide Buyer with a schedule specifying the individuals along with their respective positions, which employees or their replacements will constitute the Active Employees. "Company Employees" shall mean all current and former employees of Seller, including Active Employees and all retired and terminated vested employees of Seller. Buyer shall make available to the Active Employees benefits plans and programs (including welfare plans) that, considered as a whole, shall be similar to the current plans and programs maintained for Company Employees by Seller and which exceed the average benefit plans and programs offered by companies engaged in the broadcast industry.

                 (b) All Active Employees shall receive credit for eligibility and vesting purposes (but not for the purpose of benefit accrual) for years of service with Seller under all employee benefit plans and programs maintained for employees of Buyer; provided, however, that any Active Employee who is subsequently terminated by Buyer shall receive credit for prior service with Seller in determining any severance benefits due such employee under Buyer's severance policy. Buyer will offer health plan coverage to all Active Employees who are afforded health plan coverage by Seller as of the Closing. Buyer will waive any health plan coverage waiting period and pre-existing condition restrictions contained in Buyer's health plans for all Active Employees to the extent such restrictions have been satisfied under Seller's health plans. Buyer shall cause credit to be given to Active Employees and their covered dependents for payments made by such individuals toward out-of-pocket maximums and deductibles for the year in which the Closing Date occurs. At Buyer's election and at its sole expense, Seller shall arrange with its medical insurance carrier for coverage of the Active Employees for a period beginning on the Closing Date and not exceeding 90 days.

                 (c) Except as provided in subparagraph (b) above, Seller shall be responsible for the payment of all compensation, employee benefits and severance obligations for Company Employees for periods prior to the Closing Date. Seller shall continue to be responsible for all Company Employees, other than the Active Employees, for periods on and after the Closing Date.

                 (d) Buyer and Seller acknowledge and agree that the transactions contemplated by this Agreement shall not constitute a termination of employment of any Active Employee by Seller or Subsidiary.

                 (e) Buyer shall be responsible for any legally mandated continuation of health care coverage for the Active Employees and/or their dependents who have a loss of health care coverage due to a qualifying event on or after the Closing Date.

                 (f) No provision of this Section 10.6 shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller or Buyer or any of their respective Affiliates, unions or other representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan, and no provision of this Section 10.6 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, arrangement or policy, including the current existing benefit plans of Seller or Buyer.

         10.7    TAX MATTERS.

                 (a) Seller shall cause Subsidiary to be included in the consolidated federal Income Tax Returns (as defined below) that include Seller for all periods for which it is required to be so included, including but not limited to the period from and including January 1, 1994 to the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Income Tax Returns that include Seller or any Affiliate of Seller, for all Pre-Closing Periods for which Subsidiary is required to be so included. Seller shall timely prepare and file, or cause to be prepared and filed, all Income Tax Returns of Subsidiary for all taxable periods of Subsidiary ending on or before the Closing Date and pay, or cause to be paid, when due all Income Taxes relating to such Returns. Seller shall be entitled to all refunds (including but not limited to interest with respect thereto) of Income Taxes received by or on behalf of Subsidiary relating to any Pre-Closing Period, and Buyer shall pay, or cause Subsidiary to pay, to Seller any such refund promptly after receipt thereof. At the request of Seller, Buyer shall file, or shall cause Subsidiary to file, any claims for such refunds, and Seller shall reimburse Buyer or Subsidiary for out-of-pocket expenses associated with such filing made at the request of Seller.

                 (b) Any Income Taxes with respect to Subsidiary that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned between Seller and Buyer (i) as determined from the books and records of Subsidiary during the portion of such period ending on the day before the Closing Date and the portion of such period beginning on the Closing Date, and (ii) based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses. Buyer shall cause Subsidiary to file any Income Tax Returns for any Overlap Period and pay, or cause to be paid, when due, any Income Taxes shown as due on any such Returns. At least forty-five (45) business days prior to the due date for filing of any Overlap Period Income Tax Return, Buyer shall provide Seller with a substantially final draft of such Return and a notice setting forth in reasonable detail the calculations regarding Seller's share of Income Taxes shown as due on such Return (calculated as described in this Section 10.7(b)), and Seller shall have the right to review such Return and such notice. Seller shall notify Buyer of any objections Seller may have to any items set forth in such Return and to Buyer's calculations regarding Seller's share of Income Taxes, and Seller and Buyer agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Returns. In the event Seller and Buyer are unable to resolve in good faith any such objections, Buyer and Seller agree to submit such objection to a Disputes Auditor in accordance with the provisions of Section 1.6. Seller shall pay Buyer its share of any Income Taxes (to the extent Seller is liable therefor in accordance with this Section 10.7(b) and to the extent not already paid by Seller or Subsidiary) due pursuant to the filing of any such Returns under the provisions of this Section 10.7(b). Buyer shall pay to Seller, at the time of providing the notice described in this Section 10.7(b) (or such other time as is mutually agreed by the parties), the amount, if any, by which Seller's calculated share of Overlap Period Income Taxes is less than the amounts already paid by Seller or Subsidiary on or before the Closing Date.

                 (c) Notwithstanding anything in this Agreement to the contrary, Seller shall have the right but not the obligation to represent the interests of Subsidiary in (i) any Income Tax audit or administrative or court proceeding relating to Income Tax Returns and (ii) any Tax audit or administrative or court proceeding relating to Tax Returns filed on a consolidated basis by

Seller or any Affiliate of Seller (including without limitation any such proceedings relating to the income, the Station, the KIRO Assets or operations of Subsidiary for Pre-Closing Periods). Buyer agrees that it will cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any such audit or proceeding. Seller (and Seller's Affiliates) shall not settle any such audit or proceeding in a manner which would have a materially adverse affect on Subsidiary or Buyer after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

                 (d) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Affiliate of Buyer of notice of (i) any pending or threatened federal, state, local or foreign Tax (as defined below) audits or assessments of Subsidiary, so long as any taxes may be assessed by any taxing authority for any Pre-Closing Period or Overlap Period, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Buyer or any Affiliate of Buyer which may affect the Tax liabilities of Subsidiary, in each case for any Pre-Closing Period and Overlap Period only. Seller shall promptly notify Buyer in writing upon receipt by Seller or any Affiliate of Seller of notice of (x) any pending or threatened federal, state, local or foreign Tax audits or assessments of Subsidiary, so long as any taxes may be assessed by any taxing authority for any Pre-Closing Period or Overlap Period, and (y) any pending or threatened federal, state, local or foreign Tax audits or assessments of Seller or any Affiliate of Seller which may affect the Tax liabilities of Subsidiary, in each case for Pre-Closing or Overlap Periods.

                 (e) After the Closing Date, Buyer and Seller shall provide each other, and the Buyer shall cause Subsidiary to provide Seller, with such cooperation and information relating to Subsidiary as either party reasonably may request in filing any Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, and Buyer shall cause Subsidiary to retain, all Returns, schedules, work papers and other material documents relating thereto, until the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such

Returns and other documents are offered and delivered to Seller or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 10.7 shall be kept confidential, except as may be otherwise necessary in connection with filing any Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 10.7(e).

                 (f) All transfer, gains, documentary, sales, use, excise, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares or the Subsidiary Transactions (including the State of Washington Real Estate Excise Tax) hereunder shall be borne 60 percent by Buyer and 40 percent Seller (other than any such Taxes that relate to the Section 338(h)(10) Election (as described below)), and Seller and Buyer shall file, or shall cause Subsidiary to file, all necessary Returns and other documentation with respect to all such Taxes. The filing party shall provide copies of such Returns to the other party.

                 (g) Seller will join with Buyer in making an election under Code Sections 338(g) and 338(h)(10) (and any corresponding elections under state, local or foreign income tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares of Subsidiary hereunder, and Seller and Buyer agree to take all actions necessary to effectuate any such election. Buyer and Seller agree that the Purchase Price (together with liabilities assumed hereunder and other relevant items) will be allocated to the assets of Subsidiary, for all federal income tax purposes as provided in Section 1.4(b). Buyer, Seller and Subsidiary will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                 (h) For purposes of this Section 10.7, the following terms shall have the meanings set forth below. "Code" means the Internal Revenue Code of 1986, as amended or, if appropriate, any predecessor statute. "Income Tax" or "Income Taxes" means any Taxes measured, in whole or in part, by net or gross income or profits. "Returns" means all returns, reports, estimates, information returns and statements of nature with respect to Taxes. "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, gross income, profits, franchise, intangibles, transfer, sales, use, payroll, occupation, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes).

         10.8 LEASE AND EASEMENT AGREEMENTS. The studios and offices of the KIRO Radio Stations are currently co- located with the studios and offices of the Station on the Real Property. It is contemplated that the studios and offices of the KIRO Radio Stations will be relocated from the Real Property. The parties do not contemplate, however, that such relocation will occur on or before the Closing Date. At or prior to the Closing, Seller and Subsidiary shall enter into a Lease wherein Subsidiary will agree to lease to Seller the space currently occupied by the studios and offices of the KIRO Radio Stations (including parking spaces) and to grant to Seller a right to use certain areas commonly shared by the KIRO Radio Stations and the Station (such as lobbies, conference rooms, hallways, restrooms and break areas) (collectively the "KIRO Radio Studio Space") for a term of nine months and for a monthly payment equal to (i) Ten Dollars ($10) and (ii) the utility charges, real estate taxes and maintenance expenses related to the KIRO Radio Studio Space. Further, the FM antenna system and certain other technical equipment of the KIRO Radio Stations are currently located on the Real Property. It is contemplated that such equipment will not be relocated from the Real Property. At or prior to the Closing, Seller and Subsidiary shall enter into an Easement Agreement wherein Subsidiary will agree to grant to Seller an easement in gross to use the space currently occupied by such equipment (the "KIRO Radio Technical Space") for a term of 10 years and for a monthly payment equal to (i) Ten Dollars ($10) in the initial year and at fair market value thereof in subsequent periods and
(ii) the utility charges and maintenance expenses related to the KIRO Radio Technical Space. Such

Easement Agreement shall be terminable by Seller as of any anniversary of the commencement of the Easement Agreement after the end of the first year thereof by delivery to Buyer 30 days prior written notice of such termination.
Finally, certain technical equipment of the Station is currently located on real property owned by Seller other than the Real Property. It is contemplated that such equipment will not be relocated from such real property. At or prior to the Closing, Seller and Subsidiary shall enter into an Easement Agreement wherein Seller will agree to grant to Subsidiary an easement in gross to use the space currently occupied by such equipment (the "Station Technical Space") for a term of 10 years and for a monthly payment equal to (i) Ten Dollars ($10) in the initial year and at fair market value thereof in subsequent periods and
(ii) the utility charges and maintenance expenses related to the Station Technical Space. Such Easement Agreement shall be terminable by Subsidiary as of any anniversary of the commencement of the Easement Agreement after the end of the first year thereof by delivery to Seller 30 days prior written notice of such termination.

         10.9 COLLECTION OF SELLER'S ACCOUNTS RECEIVABLE. During the four-month period commencing on the Closing Date (the "Collection Period"), Buyer shall cause Subsidiary to collect and receive payment in the ordinary course of business with respect to Seller's Accounts Receivable and to pursue collection thereof in accordance with Buyer's normal practices, provided however that Buyer and Subsidiary shall not have the right to compromise, settle or adjust the amounts of any of Seller's Accounts Receivable without Seller's prior written consent. On the fifteenth and the last day of each of the first two months and on the last day of each of the remaining two months during the Collection Period and on the fifth day following the termination thereof, Buyer shall cause Subsidiary to remit to Seller all Seller's Accounts Receivable collected hereunder. All payments received by Subsidiary or Buyer from any person obligated with respect to any of Seller's Accounts Receivable shall be applied first to Seller's account and only after full satisfaction thereof to Subsidiary's or Buyer's account, unless the account debtor contests the amount owed to Seller or gives contrary remittance instructions or advice to Subsidiary or Buyer. Upon the expiration of the Collection Period, all rights and obligations related to collecting Seller's Accounts Receivable will revert back to Seller and Subsidiary and Buyer will cease to have any further responsibilities related to the uncollected Seller's Accounts Receivable (except that Buyer shall cause Subsidiary to promptly remit to Seller any amounts subsequently received by Subsidiary or Buyer on account of Seller's Accounts Receivable). Thereafter, Seller may collect any Seller's Accounts Receivable in any manner Seller chooses.

         10.10 PROMOTIONS. Seller has entered into certain agreements (the "Radio Agreements") for the benefit of the KIRO Radio Stations which contain obligations to be performed by the Station, including the obligation to air promotional material on KIRO-TV without direct compensation to be paid to KIRO-TV. Seller has also entered into certain agreements (the "TV Agreements") for the benefit of the Station which contain obligations to be performed by the KIRO Radio Stations, including the obligation to air promotional material on the KIRO Radio Stations without direct compensation to be paid to the KIRO Radio Stations. Such agreements are shown on Schedule 10.10. At or prior to the Closing, Seller and Subsidiary shall enter into a Letter Agreement wherein
(i) Subsidiary will agree to honor Seller's obligations to be performed by the Station contained in the Radio Agreements, (ii) Seller will agree to pay to Subsidiary the fair value of the performances required of Subsidiary, including the fair market value of the TV airtime used in airing promotional material under the Radio Agreements, (iii) Seller will agree to honor Subsidiary's obligations to be performed by the KIRO Radio Stations contained in the TV Agreements and (iv) Subsidiary will agree to pay to Seller the fair value of the performances required of Seller, including the fair market value of the radio airtime used in airing promotional material under the TV Agreements.

         10.11 FURTHER ASSURANCES. From time to time after the Closing Date, Seller and Buyer will execute all such instruments and take all such actions as the other shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby including causing any necessary action by Subsidiary.

         10.12 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

         10.13 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, or by a reputable overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Seller, to:
                          KIRO, Inc. c/o
                          Bonneville International Corporation
                          Broadcast House
                          55 North 300 West
                          Salt Lake City, Utah 84180
                          Attention: Bruce T. Reese
                          Fax No.:  (801) 575-5652

                 With a copy to (which shall not constitute notice):

                          Bonneville International Corporation
                          Broadcast House
                          55 North 300 West
                          Salt Lake City, Utah 84180
                          Attention:  Robert A. Johnson, Esq.
                          Fax No.:  (801) 575-7548

                 (b)      If to Buyer, to:

                          A.H. Belo Corporation
                          400 South Record Street
                          Dallas, Texas 75202
                          Attention: Ward L. Huey, Jr.
                          Fax No.:  (214) 977-8209

                 With a copy to (which shall not constitute notice):

                          A.H. Belo Corporation
                          400 South Record Street
                          Dallas, Texas 75202
                          Attention:  Michael McCarthy, Esq.
                          Fax No.:  (214) 977-8209

         10.14 ASSIGNMENT. This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the written consent of the other party.

         10.15 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Washington (and not the laws pertaining to conflicts or choice of law).

         10.16 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that all parties are not signatory to the original or same counterpart.

         10.17 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits and schedules hereto and the documents delivered by Seller and Buyer pursuant to Article II above embody the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties. This Agreement may not be amended except in writing signed by both parties.

         10.18 SPECIFIC PERFORMANCE. Each of Buyer and Seller acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this

Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Buyer and Seller agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled at law or in equity.

                            xxxxxxxxxxxxxxxxxxxxxxxx

         Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                      KIRO, INC.


                                      By: /s/  Kenneth Hatch
                                         -------------------------------------
                                      Title:  President
                                            ----------------------------------


                                      A.H. BELO CORPORATION


                                      By: /s/  Robert W. Decherd
                                         -------------------------------------
                                      Title:  Chairman of the Board, President
                                            ----------------------------------
                                              and Chief Executive Officer
                                            ----------------------------------